UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2013

CHEMOCENTRYX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35420	94-3254365
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

850 Maude Avenue, Mountain View, CA	94043
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 210-2900

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of May 23, 2013, upon the recommendation of the Nominating and Corporate Governance Committee, and pursuant to the bylaws of ChemoCentryx, Inc. (the “Company”), the Board of Directors (the “Board”) of the Company appointed Ira Klein, MD, MBA, FACP, age 50, to fill a vacancy on the Board. Dr. Klein was appointed as a Class II director, with an initial term commencing immediately after the completion of the Company’s 2013 annual meeting of stockholders and expiring at the 2016 annual meeting of stockholders of the Company. No determination has been made regarding upon which committees of the Board Dr. Klein may serve.

Most recently the Chief of Staff to the Chief Medical Officer (CMO) at Aetna, Dr. Klein has been newly appointed as National Medical Director, Clinical Thought Leadership to that organization. At Aetna, Dr. Klein is responsible for promoting the strategic efforts of the office of the CMO, including creating and deploying clinical programs, and facilitating integration and clinician development. Dr. Klein joined Aetna in 2006 as Medical Director, and has held various roles in benefit design, financial and clinical analytics, and oncology strategy. Prior to joining Aetna, Dr. Klein was the Medical Director for quality and case management at Bayshore Community Health System in New Jersey. Before that, he served as the Chief Medical Officer of Elderplan, an 11,000-member Medicare Social HMO focused on the frail elderly. Dr. Klein is a Clinical Assistant Professor of Medicine at the University of Medicine and Dentistry of New Jersey - Robert Wood Johnson Medical School. Dr. Klein received a B.S. in Pharmacy and an M.B.A. from Rutgers University, and his medical degree from the University of Medicine and Dentistry of New Jersey - Robert Wood Johnson Medical School, all with highest honors. He completed his residency in internal medicine at Brown University and Robert Wood Johnson University Hospital.

Dr. Klein will participate in the Company’s non-employee director compensation program and will receive an annual retainer of $30,000 for his service on the Board. Dr. Klein will also be granted an option to purchase 25,000 shares of common stock of the Company with an exercise price per share equal to the fair market value of the common stock on the date of grant, which will vest and become exercisable in 36 equal monthly installments over the three-year period following the date of grant. In addition, on the date of each annual meeting of stockholders of the Company, Dr. Klein will be eligible to receive an option to purchase 12,500 shares of common stock of the Company, which will vest and become exercisable in 12 equal monthly installments over the first year following the date of grant. The non-employee director compensation program is described in further detail in the Company’s Definitive Proxy Statement for its 2013 annual meeting of stockholders filed with the Securities and Exchange Commission on March 29, 2013. Dr. Klein will enter into the Company’s standard indemnification agreement for directors, the form of which was filed as Exhibit 10.18 to the Company’s Registration Statement on Form S-1, initially filed with the SEC on October 14, 2011.

There are no arrangements or understandings between Dr. Klein and any other persons pursuant to which he was selected as a director, and there are no related person transactions (within the meaning of Item 404(a) of Regulation S-K) between Dr. Klein and the Company. The Board has determined that Dr. Klein meets the applicable independence requirements of The NASDAQ Stock Market LLC.

Item 5.07 Submission of Matters to a Vote of Security Holders

ChemoCentryx, Inc. (the “Company”), held its annual meeting of stockholders on May 23, 2013. The following is a brief description of each matter voted upon at the meeting and the number of votes cast for, withheld or against, the number of abstentions and the number of broker non-votes with respect to each matter, as applicable.

1.	To elect the following two directors for a three-year term to expire at the 2016 annual meeting of stockholders:

Director Name	For	Withheld	Broker Non-Votes
Geoffrey M. Parker	24,925,355	77,286	3,394,551
James L. Tyree	24,939,498	63,143	3,394,551

In accordance with the above results, each nominee was elected to serve as a director.

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013:

For	Against	Abstain	Broker Non-Votes
28,395,592	1,600	0	0

In accordance with the above results, the selection of Ernst & Young LLP was approved.

Item 7.01 Regulation FD Disclosure.

On May 28, 2013, the Company issued a press release announcing Dr. Klein’s appointment. A copy of the press release is being furnished as Exhibit 99.1 to this report.

The information contained in this Item 7.01, including the exhibit referenced herein, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Such information shall not be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is furnished herewith:

Exhibit Number	Description

99.1	Press release issued by ChemoCentryx, Inc., dated May 28, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHEMOCENTRYX, INC.
Date: May 28, 2013
	By:	/s/ Susan M. Kanaya
	Name:	Susan M. Kanaya
	Title:	Senior Vice President, Finance, Chief Financial Officer and Secretary